Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-3 No. 333-219312 of XPO Logistics Inc. filed in connection with XPO Logistics, Inc. Common Stock, Preferred Stock, Debt Securities, Warrants, Units to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, of our report dated May 22, 2015, with respect to the audited consolidated financial statements of Norbert Dentressangle S.A. and subsidiaries as of December 31, 2014, 2013 and 2012 and for each of the three years in the period ended December 31, 2014 included in XPO Logistics Current Report on Form 8-K dated July 19, 2017, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young et Autres

Lyon, France

July 19, 2017

/s/ Grant Thornton

Lyon, France

July 19, 2017